Exhibit 10.13

GENERAL RELEASE AND SEPARATION AND TRANSITION AGREEMENT

This General Release and Separation and Transition Agreement (hereafter “Agreement”) is entered into as of this 3rd day of August 2016 between Andre Walker (“Mr. Walker”) and Nevro Corp. (the “Company”), effective as of the date of Mr. Walker’s signature hereto (the “Effective Date”).

WHEREAS, by mutual agreement of the parties hereto, Mr. Walker shall tender his resignation from the Company’s employment, and the Company accepted such resignation effective as of the Retirement Date (as defined below);

WHEREAS, the Company and Mr. Walker now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Mr. Walker and the Company hereby agree as follows:

1.Retirement Date.  Mr. Walker acknowledges and agrees that his status as an officer and employee of the Company will end effective as of November 18, 2016, unless terminated earlier by the Company for Cause (as defined in that certain Change in Control Severance Agreement between Mr. Walker and the Company (the “Severance Agreement”)) (the “Retirement Date”).  Mr. Walker hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the end of Mr. Walker’s status as an officer of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.  During the period of time commencing on the Effective Date and ending on the Retirement Date, Mr. Walker shall continue to be employed by the Company on a full time basis and provide such services as deemed necessary by the Company in Mr. Walker’s areas of expertise and work experience and responsibility.  In addition, Mr. Walker will continue to be paid his annual base salary as in effect on the Effective Date in accordance with the Company’s normal payroll procedure and be eligible for all employee benefit plans generally available to employees of the Company.

2.Payment of Accrued Wages and Expenses.  As soon as administratively practicable on or after the Retirement Date, the Company will pay Mr. Walker all accrued but unpaid base salary and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings.  Mr. Walker is entitled to these payments regardless of whether Mr. Walker executes this Agreement or a Release of Claims (as defined below).  In addition, the Company shall reimburse Mr. Walker for all outstanding expenses incurred prior to the Retirement Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses, including, without limitation, expenses incurred pursuant to Mr. Walker’s services as a director of any of the Company’s subsidiaries.

3.Consulting Services.

(a)Consulting Period.  During the period (the “Consulting Period”) commencing on the Retirement Date and ending on December 10, 2018, unless terminated earlier by the Company for Cause (the “Consulting Period End Date”), Mr. Walker shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide such transition services (the “Transition Services”) as necessary in Mr. Walker’s areas of expertise and work experience as may be requested by the Company and such services in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct as may be requested by the Company.  Mr. Walker will be eligible for reimbursement for any expenses incurred in connection with his performance of the Transition Services during the Consulting Period which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  During the Consulting Period, Mr. Walker may become an employee or consultant of any other company, provided, that Mr. Walker acknowledges and agrees that, during the Consulting Period, Mr. Walker shall not, directly or indirectly, become employed by or provide assistance to any Competitor of the Company.  For purposes of this Agreement, “Competitor” shall mean any business or enterprise that is involved in the neuro-stimulation or neuro-modulation market.  During the Consulting Period, Mr. Walker reaffirms his commitment to remain in compliance with that certain Proprietary Information and Inventions Agreement by and between Mr. Walker and the Company (the “Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include services as a consultant hereunder.

(b)Benefits.  As an independent contractor, Mr. Walker understands and agrees that, while performing any services for the Company after the Retirement Date, Mr. Walker shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Mr. Walker was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(c)Stock Options. As of November 18, 2016, Mr. Walker will hold options to purchase those shares of Company common stock as set forth on Exhibit A attached hereto pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants (collectively, the “Equity Awards”), assuming Mr. Walker does not exercise any Equity Awards between the date hereof and November 18, 2016.  In exchange for the performance of the Transition Services, during the Consulting Period, Mr. Walker’s Equity Awards shall continue to vest and become exercisable in accordance with their original vesting schedules (except for the acceleration applicable to certain Equity Awards provided in Section 4(b) below).  Upon the Consulting Period End Date (or, if earlier, the determined in the paragraph below), Mr. Walker’s Equity Awards shall cease vesting and any unvested shares as of such date shall automatically terminate.  If Mr. Walker desires to exercise any vested Equity Awards, Mr. Walker must follow the procedures set forth in his option agreements, including payment of the exercise price and any withholding obligations.  If by the earliest date specified in such option agreements (or, if earlier, the date determined in the paragraph below), the Company has not received a duly executed notice of exercise and remuneration in accordance with Mr. Walker’s option agreements, Mr. Walker’s vested Equity Awards shall automatically terminate for no consideration and be of no further effect.  Mr. Walker acknowledges that each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) that remains unexercised following the three (3)-month anniversary of the Retirement Date shall no longer qualify for favorable tax treatment as an incentive stock option.  In addition, in the event of a consummation of a Change in Control (as defined in the Severance Agreement) of the Company on or before the three (3)-month anniversary of the Retirement Date, then the vesting and exercisability of all of Mr. Walker’s Equity Awards shall be accelerated effective as of immediately prior to such Change in Control.

(d)In the event of (i) a termination of the Consulting Period by the Company for Cause or (ii) Mr. Walker’s violation of the restrictions set forth in Section 3(a) above prior to the expiration of Mr. Walker’s post-termination exercise period for his Equity Awards (such events, a “Specified Act”) during the Consulting Period or during the three month period following the Consulting Period End Date, then the Company may, by delivering written notice as described below at any time during the Evaluation Period (as defined below) related to the Specified Act, (i) immediately terminate the post-termination exercise period for the Accelerated Equity Award and Mr. Walker’s Equity Awards that became vested and exercisable for the first time during the Consulting Period (the “Vested Consulting Equity Awards”) effective as of the date of such Specified Act, (ii) provide that Mr. Walker shall automatically forfeit all outstanding unvested Equity Awards, the Accelerated Equity Award and all Vested Consulting Equity Awards for no consideration as of such date and/or (iii) rescind some or all of any vesting, exercise, payment or delivery that occurred with respect to the Vested Consulting Equity Awards and the Accelerated Equity Award.  The Company shall notify Mr. Walker in writing of any exercise of any of its rights under this Section 3(d) within the Evaluation Period related to the Specified Act triggering the Company’s rights.

(i)If the Company rescinds some or all of any vesting, exercise or delivery pursuant to this Section 3(d) then, within ten days after receiving from the Company the notice described above, Mr. Walker shall be obligated to pay to the Company the gross amount of any gain realized or payment received as a result of the rescinded vesting, exercise, payment or delivery.  Such payment shall be made by returning to the Company all shares of capital stock that Mr. Walker purchased or otherwise received in connection with the rescinded vesting, exercise, payment or delivery, or if such shares or any interest therein have been transferred or sold by Mr. Walker, then by paying to the Company, by wire transfer of immediately available funds, the fair market value of such shares at the time of the transfer or sale.  For this purpose, the value of shares will be measured by the price for which Mr. Walker sold the shares in a bona fide arm’s length transaction, or if the shares or interests therein were transferred otherwise than by a bona fide arm’s length sale, then by the closing price of the shares on the New York Stock Exchange or other primary market or exchange upon which the shares trade on the trading day immediately preceding the date of the transfer.  Mr. Walker will cease to have any rights under any of the Vested Consulting Equity Awards and the Accelerated

Equity Award to the extent cancelled or rescinded pursuant to this Agreement.  Any payment of the exercise price for stock options previously made by Mr. Walker to the Company in connection with any of the Vested Consulting Equity Awards and the Accelerated Equity Award or vesting, exercise, payment or delivery that is cancelled or rescinded pursuant to this Agreement will be returned by the Company to Mr. Walker (without interest), at the time Mr. Walker returns the shares or makes payment pursuant to Section 3(d)(i) including, at the Company’s discretion, by offset against any amounts payable by Mr. Walker to the Company.

(ii)Mr. Walker understands and agrees that (i) the Accelerated Equity Award and the continued vesting of the other Equity Awards during the Consulting Period are intended not only to motivate and reward Mr. Walker’s performance during the Consulting Period, but also to compensate Mr. Walker for not engaging in any Specified Act; (ii) Mr. Walker is not restricted by this Agreement from engaging in any Specified Act, and Mr. Walker is willing to accept the potential economic consequences under this Agreement of engaging in any Specified Act; (iii) Mr. Walker’s livelihood does not depend upon his ability to engage in any Specified Act; and (iv) Mr. Walker shall not bring or participate in any action challenging the, validity, legality, effectiveness or enforceability of any part of this Agreement.

(iii)“Evaluation Period” related to a Specified Act means the period beginning with that Specified Act and ending not later than the later of 365 days after such Specified Act, or, if later, 180 days after the Company became aware of such Specified Act.

(e)Independent Contractor Status. Mr. Walker and the Company acknowledge and agree that, during the Consulting Period, Mr. Walker shall be an independent contractor.  During the Consulting Period and thereafter, Mr. Walker shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company (provided that Mr. Walker will continue to be covered by that certain Indemnification Agreement by and between the Company and Mr. Walker (the “Indemnification Agreement”) during the Consulting Period or at any time thereafter during which Mr. Walker is performing consulting services for the Company). Personal income and self-employment taxes for any amounts in this Section 3 paid to Mr. Walker hereunder shall be the sole responsibility of Mr. Walker.  Mr. Walker agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Mr. Walker to make required personal income and self-employment tax payments with respect to for any amounts in this Section 3.

(f)Protection of Information.  Mr. Walker agrees that, during the Consulting Period and thereafter, Mr. Walker will not, except for the purposes of performing the Transition Services, seek to obtain any confidential or proprietary information or materials of the Company.

4.Separation Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and, on or within thirty (30) days following the Retirement Date, the General Release of Claims attached hereto as Exhibit B (the “Release of Claims”) becoming effective and irrevocable, as well as Mr. Walker’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, to provide Mr. Walker the severance benefits set forth below; provided that Mr. Walker’s employment was not terminated by the Company for Cause on or prior to November 18, 2016.  In the event Mr. Walker’s employment was terminated by the Company for Cause on or prior to November 18, 2016, Mr. Walker shall not be eligible for any of the below payments or benefits and this Agreement shall terminate as of such termination date.  Specifically, the Company and Mr. Walker agree as follows:

(a)Annual Performance Bonus.  The Company shall pay to Mr. Walker his annual performance bonus, to the extent earned as determined by the Company in its sole discretion, for fiscal year 2016 based solely on the Company’s actual results against the Company’s goals for the year, as determined by the Company in its sole discretion.  Any such fiscal year 2016 annual performance bonus that becomes earned and payable under this Section 4(a) shall be paid, less applicable withholdings and deductions, to Mr. Walker at the same time related bonuses are paid to the Company’s continuing executive employees.

(b)Stock Option Acceleration.  The vesting and exercisability of all unvested shares subject to that certain Equity Award granted on May 15, 2013, with a grant number of I07-358 and an exercise price per share of $3.60, shall be accelerated in full effective as of immediately prior to the Retirement Date (the “Accelerated Equity Award”).

(c)Healthcare Continuation Coverage.  If Mr. Walker elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Mr. Walker for, that portion of the premium for Mr. Walker and Mr. Walker’s covered dependents necessary such that Mr. Walker contributes the same amount to COBRA coverage as Mr. Walker contributed to medical, dental and vision coverage prior to the Retirement Date (each, a “COBRA Payment”), such payment or reimbursement to continue until the earliest of (i) the last day of the month during which the eighteen (18) month anniversary of the Retirement Date falls, (ii) the date Mr. Walker is no longer eligible to participate in COBRA or (iii) the date Mr. Walker becomes eligible for comparable coverage under another employer’s plans. After the Company ceases to pay premiums pursuant to the preceding sentence, Mr. Walker may, if eligible, elect to continue healthcare coverage at Mr. Walker’s expense in accordance with the provisions of COBRA. Mr. Walker acknowledges that he shall be solely responsible for all matters relating to Mr. Walker’s continuation of coverage pursuant to COBRA, including, without limitation, Mr. Walker’s election of such coverage and his timely payment of premiums.  In the event any COBRA Payment, or any portion thereof, is subject to withholding taxes, the Company shall make an additional cash payment to Mr. Walker at the same time as the applicable COBRA Payment in the amount necessary to result in Mr. Walker retaining an amount equal to the COBRA Payment after the application of all federal, state and local withholding taxes.

(d)Taxes.  Mr. Walker understands and agrees that all payments under this Section 4 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Mr. Walker for the benefits provided to him by this Section 4 beyond those withheld by the Company, Mr. Walker agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Mr. Walker no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Mr. Walker’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)SEC Reporting.  Mr. Walker acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under and he will continue to abide by Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Retirement Date.

(f)Sole Separation Benefit.  Mr. Walker agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Release of Claims.  Mr. Walker acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the Release of Claims.  Mr. Walker acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to him as a result of his employment with the Company and the termination thereof, including, without limitation, under the Severance Agreement or that certain offer letter, dated as of January 16, 2007, by and Mr. Andre Walker and the Company (the “Offer Letter”).

5.General Release of Claims by Mr. Walker.

(a)Mr. Walker, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Mr. Walker is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Mr. Walker has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Mr. Walker’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, fraudulent inducement, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; the Florida Civil Rights Act, Fla. Stat. § 760.01 et seq.; the Florida Whistleblower Protection Act, Fla. Stat. §448.101 et seq.; the Florida Workers Compensation Retaliation provision, Fla. Stat. § 440.205; the Florida Minimum Wage Act, Fla. Stat. § 448.110; the Florida Constitution, Fla. Const. Art. X, § 24; the Florida Fair Housing Act, Fla. Stat. § 760.20 et seq.; and the employment and civil rights laws of Florida; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding the generality of the foregoing, Mr. Walker does not release the following:

(i)His rights under this Agreement and other agreements between Mr. Walker and the Company that survive the Effective Date;

(ii)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv)His  right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Mr. Walker does release his right to secure any damages for alleged discriminatory treatment;

(v)Any other Claims that cannot be released as a matter of law; and

(vi)Claims for indemnity, including under the Indemnification Agreement for services on or prior to or after the Consulting Period End Date, applicable law or any policy of insurance carried by the Company.

(b)TO THE EXTENT CALIFORNIA LAW APPLIES: MR. WALKER ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, MR. WALKER HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Mr. Walker also hereby expressly waives any other rights he may have under any statutes or common law principles which limit the ability of a party to release another party from claims, where the releasing party does not know of the existence of such claims or grounds for such claims, or does not suspect that such claims or grounds for such claims may exist or arise, at the time the release is executed.

6.Nondisparagement.  Mr. Walker agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees or business.  The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Mr. Walker.  The Company further agrees that it will respond to any requests by or on behalf of potential employers of Mr. Walker by providing only Mr. Walker’s dates of employment with the Company and position title.

7.Cooperation.  Following the Consulting Period End Date, Mr. Walker agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct with such cooperation to be at mutually convenient times, and, only following the Consulting Period End Date, with the Company to compensate Mr. Walker for his reasonable expenses incurred in connection with such cooperation and for his time spent in connection therewith (based on Mr. Walker’s 2016 salary with the Company on a pro rata basis for the time actually spent on such cooperation).

8.Mr. Walker’s Representations and Warranties.  Mr. Walker represents and warrants that:

(a)He has been paid all wages owed to him by the Company through the date hereof;

(b)During the course of Mr. Walker’s employment, he did not sustain any injuries for which he might be entitled to compensation pursuant to applicable Workers Compensation law;

(c)Excluding private conversations with personal counsel and immediate family, Mr. Walker has not made any disparaging comments about the Company, nor will he do so in the future; and

(d)Mr. Walker has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as specifically allowed by this Agreement or the Release of Claims.

9.Confidential Information; Return of Company Property.

(a)Mr. Walker hereby expressly confirms his continuing obligations to the Company pursuant to the Confidentiality Agreement.

(b)Mr. Walker shall deliver to the Company within ten (10) business days of the Retirement Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Mr. Walker or his agents or representatives.  Mr. Walker shall return to the Company within ten (10) business days of the Retirement Date all equipment of the Company in his possession or control, including, without limitation, his laptop computer and cellular phone.  Following the Retirement Date, the Company shall issue to Mr. Walker a new laptop computer and cellular phone for use during the Consulting Period, and, within ten (10) business days following the Consulting Period End Date, Mr. Walker shall return these items, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Mr. Walker or his agents or representatives.

10.In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement or the Release of Claims, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Broward County, Florida, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party.  The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 8(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

11.Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Florida, including all matters of construction, validity and performance, without regard to conflicts of law principles.

12.Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier, addressed as follows:

(a)If to the Company:

Nevro Corp. 1800 Bridge Parkway Redwood City, CA 94065

Attn:  Rami Elghandour, Chief Executive Officer

(b)If to Mr. Walker:

Andre Walker 520 SE 5th Ave., #3101
Fort Lauderdale, FL 33301

13.Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever Mr. Walker’s obligation to provide the binding release to all entities intended to be released hereunder.

14.Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

15.Integration Clause.  This Agreement, together with the Confidentiality Agreement and the Release of Claims, contain the entire agreement of the parties with regard to the separation of Mr. Walker’s employment, and supersedes any prior agreements as to that matter, including, without limitation, the Offer Letter and the Severance Agreement. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Mr. Walker and the Chief Executive Officer or other responsible officer of the Company.

16.Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

17.Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement and the Release of Claims, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 17 or which becomes bound by the terms of this Agreement by operation of law.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

Andre Walker		Nevro Corp.

/s/ Andre Walker		/s/ Rami Elghandour
		By:	Rami Elghandour

		Title:	Chief Executive Officer

Date	August 3, 2016	Date	August 3, 2016

EXHIBIT A

OUTSTANDING EQUITY AWARDS

Grant Date	Grant No.	Type	Shares Outstanding	Vested Shares as of 11/18/2016	Unvested Shares as of 11/18/2016	Exercise Price
7/1/2009	07-151	ISO	29,422	29,422	0	$1.44
5/18/2010	07-200	ISO	31,250	31,250	0	$1.44
9/29/2011	I07-251	ISO	72,364	72,364	0	$3.60
9/29/2011	N07-251	NQ	1,689	1,689	0	$3.60
5/15/2013	I07-358	ISO	57,462	57,462	0[1]	$3.60
5/15/2013	N07-358	NQ	25,475	22,526	3,219	$3.60
11/5/2014	I14-03	ISO	15,791	7,895	7,896	$18.00
11/5/2014	N14-03	NQ	12,466	6,233	6,233	$18.00
12/1/2015	801	NQ	14,000	3,500	10,500	$63.23

[1]	Unvested shares will be 0 after taking into account the acceleration provisions in Section 4(b) of the Agreement.

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of August 3, 2016, between Andre Walker (“Mr. Walker”) and Nevro Corp. (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Mr. Walker’s signature hereto (the “Effective Date”), unless Mr. Walker revokes his acceptance of this Release as provided in Paragraph 1(d) below.

1.Mr. Walker’s Release of the Company.  Mr. Walker understands that by agreeing to this Release, Mr. Walker is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Mr. Walker signs this Release.

(a)Mr. Walker, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Mr. Walker is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Mr. Walker has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Mr. Walker's employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, fraudulent inducement, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; the Florida Civil Rights Act, Fla. Stat. § 760.01 et seq.; the Florida Whistleblower Protection Act, Fla. Stat. §448.101 et seq.; the Florida Workers Compensation Retaliation provision, Fla. Stat. § 440.205; the Florida Minimum Wage Act, Fla. Stat. § 448.110; the Florida Constitution, Fla. Const. Art. X, § 24; the Florida Fair Housing Act, Fla. Stat. § 760.20 et seq.; and the employment and civil rights laws of Florida; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, Mr. Walker does not release the following:

(i)His rights under that certain General Release and Separation and Transition Agreement by and between the Parties dated as of August ___, 2016 (the “Agreement”) and other agreements between Mr. Walker and the Company that survive the Effective Date;

(ii)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv)His right to bring to the attention of the Equal Employment Opportunity Commission or claims of discrimination; provided, however, that Mr. Walker does release his right to secure any damages for alleged discriminatory treatment;

(v)Any other Claims that cannot be released as a matter of law; and

(vi)Claims for indemnity, including under the Indemnification Agreement for services on or prior to or after the Consulting Period End Date, applicable law or any policy of insurance carried by the Company.

(c)TO THE EXTENT CALIFORNIA LAW APPLIES: MR. WALKER ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, MR. WALKER HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Mr. Walker also hereby expressly waives any other rights he may have under any statutes or common law principles which limit the ability of a party to release another party from claims, where the releasing party does not know of the existence of such claims or grounds for such claims, or does not suspect that such claims or grounds for such claims may exist or arise, at the time the release is executed.

(d)In accordance with the Older Workers Benefit Protection Act of 1990, Mr. Walker acknowledges that he is aware of the following:

(i)This paragraph, and this Release are written in a manner calculated to be understood by Mr. Walker.

(ii)The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Mr. Walker signs this Release.

(iii)Section 4 of the Agreement provides for consideration in addition to anything of value to which Mr. Walker is already entitled.

(iv)Mr. Walker has been advised to consult an attorney before signing this Release.

(v)Mr. Walker has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release.  If Mr. Walker executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi)Mr. Walker has the right to revoke this general release within seven (7) days of signing this Release.  In the event this general release is revoked, this Release will be null and void in its entirety, and Mr. Walker will not receive the benefits of Section 4 of the Agreement.

If Mr. Walker wishes to revoke this Release, he must deliver written notice stating his intent to revoke to Rami Elghandour (fax: 650-251-9415; email: rami@nevro.com), on or before 5:00 p.m. PT on the seventh (7th) day after the date on which Mr. Walker signs this Release.

2.Representations.  Mr. Walker represents and warrants that:

(a)Mr. Walker is not owed wages, commissions, bonuses or other compensation, other than any payments and benefits that become due under Sections 3 and 4 of the Agreement;

(b)During the course of Mr. Walker’s employment Mr. Walker did not sustain any injuries for which Mr. Walker might be entitled to compensation pursuant to worker’s compensation law or Mr. Walker has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law;

(c)From the date each Party executed the Agreement through the date each Party executes this Release, Mr. Walker has not made any disparaging comments about the Company, nor will Mr. Walker do so in the future; and

(d)Mr. Walker has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Mr. Walker do so in the future, except as specifically allowed by this Release.

3.Maintaining Confidential Information; Continuing Covenants.  Mr. Walker reaffirms his obligations under the continuing covenants set forth in Section 9(a) of the Agreement and that certain Proprietary Information and Inventions Agreement by and between Mr. Walker and the Company (the “Confidentiality Agreement”).

4.Cooperation with the Company.  Mr. Walker reaffirms his obligations to cooperate with the Company pursuant to Section 7 of the Agreement.

5.Severability.  The provisions of this Release are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of Florida, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.Integration Clause.  This Release, the Confidentiality Agreement and the Agreement contain the Parties’ entire agreement with regard to the transition and separation of Mr. Walker’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Mr. Walker and the Chief Executive Officer of the Company.

8.Execution in Counterparts.  This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.  Facsimile signatures shall have the same force and effectiveness as original signatures.

9.Intent to be Bound.  The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Andre Walker	Nevro Corp.

	By:	Rami Elghandour

	Title:	Chief Executive Officer

Date	Date